UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 27, 2006

MOTHERS WORK, INC.

(Exact name of Registrant as specified in Charter)

Delaware	0-21196	13-3045573
(State or Other Jurisdiction	Commission	(I.R.S. Employer
of Incorporation or Organization)	File number	Identification Number)

456 North 5th Street

Philadelphia, PA 19123

(Address of Principal Executive Offices)

(215) 873-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02               Compensatory Arrangements of Certain Officers.

On December 27, 2006 the Compensation Committee established 2007 fiscal year performance goals for annual equity incentive awards to Dan W. Matthias, the Company’s Chairman and Chief Executive Officer, and Rebecca C. Matthias, the Company’s President and Chief Operating Officer.  The performance goals are specified levels of “Adjusted EBITDA,” which represents earnings before interest, taxes, depreciation and amortization, adjusted to exclude the impact of: (i) loss on impairment of tangible or intangible assets; (ii) gain or loss on disposal of assets; and (iii) stock-based compensation expense.

Upon achievement of target levels of performance, Mr. and Mrs. Matthias would each receive 15,000 shares of either restricted stock or restricted stock units, as determined by the Compensation Committee in its discretion.  Performance above or below the specified goals will result in a larger or smaller award, with the maximum award limited to 20,000 shares of restricted stock or restricted stock units.  Any restricted stock or restricted stock units earned would be issued following the end of the 2007 fiscal year and would vest in equal annual installments over a period of two years following the date of grant, subject to accelerated vesting in the event of a change in control of the Company or cessation of employment due to death, disability, termination without cause or resignation with good reason (in each case, as defined in the executive’s employment agreement).

Because these awards would be in lieu of performance-based stock option grants otherwise contemplated by each executive’s employment agreement, the issuance of these awards will be subject to each executive’s waiver of any right to receive those stock options.

In addition, because these awards to Mr. and Mrs. Matthias depend on future corporate performance, the actual number of shares of restricted stock or restricted stock units that will be subject to these awards (if any) is not yet determinable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: January 3, 2007	MOTHERS WORK, INC.

	By:	/s/ Edward M. Krell
Edward M. Krell
Executive Vice President — Chief Financial Officer